Exhibit 10.1

January 16, 2018
Via email: mgarrett@adobe.com
Mr. Mark Garrett

Dear Mark,
On behalf of GoDaddy Inc. (“GoDaddy”) I am thrilled to offer you a position as a member of its Board of Directors (the “Board”) commencing after, and subject to, your nomination by the Nominating and Corporate Governance Committee, and appointment by the Board, further subject to (i) approval by the Board of Adobe; (ii) your successful completion of our D&O questionnaire and its review by our counsel; (iii) additional reference and background checks as our Board members deem necessary; and (iv) a formal background check conducted by a reputable and experienced 3rd party. Following the successful completion of these items to the satisfaction of GoDaddy, your appointment to the Board will be official, and you also will be appointed to the Audit Committee. We value your knowledge, expertise and talent and have developed this offer to ensure you will be well compensated for the time and dedication you will bring to our team.
Compensation. We will compensate you for your services as a member of the Board and any Board committee by providing you with the cash and equity compensation set forth in our Outside Director Compensation Policy, adopted on June 8, 2016 (“Director Compensation Policy”). Under the Director Compensation Policy (a copy of which is attached), you will be paid for your services on the Board and Audit Committee with an annual retainer of $50,000 and $15,000, respectively, as well as the RSU awards set forth below. In addition, you will be eligible to participate in our medical and dental benefits plan, should you be interested.
RSU Awards. Upon joining our Board, you will be granted an award of Restricted Stock Units (“RSUs”) valued at $220,000 (the “Initial Award”). The Initial Award vests on the day prior to your one-year anniversary as a Board member, subject to your continued service through the applicable vesting date. (Please note that the vesting of the Initial Award is described differently in the Director Compensation Policy; our Board plans to modify the policy prior to your appointment.)
In addition, on the date of each annual meeting of stockholders (“Annual Meeting”) during your service on the Board, you will automatically be granted an additional award of RSUs valued at $220,000, provided that you have, as of the date of the Annual Meeting, been a Service Provider in excess of six (6) months (“Annual Award”). The Annual Award vests on the day prior to the date of the next Annual Meeting, subject to your continued service through the applicable vesting date. Our 2018 Annual Meeting is tentatively scheduled for June 6; as you will not have been a service provider in excess of six (6) months on that date, you will not be eligible for an Annual Award in 2018, but will be eligible in 2019.
The Initial Award and any Annual Award are subject to the terms of the Director Compensation Policy and any plans or agreements referenced therein. You will also need to execute the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement upon official appointment to the Board; copies of those documents are attached.
Expense reimbursement. You will be reimbursed for all reasonable expenses incurred by you in the performance of your duties in accordance with GoDaddy’s policies.
Indemnification. As with all our directors and executive officers, you will be afforded indemnity protections pursuant to our standard Indemnification Agreement, a copy of which is attached.
Compliance. GoDaddy is a Delaware corporation and your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange. Upon your appointment to the Board, you will become a Section 16 reporting person of GoDaddy, too. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of GoDaddy, including its Insider Trading Policy, a copy of which is attached.

Exhibit 10.1

No conflict. In accepting our offer, you are representing that you do not know of any conflict that would restrict you from becoming a director of GoDaddy. You also agree that, during the term of your service on the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy or any of its affiliates is now involved or becomes involved during your service on the Board, nor will you engage in any other activities that conflict with your obligations to GoDaddy.
Confidentiality. During your service on the Board and thereafter, you agree to hold in strictest confidence, and not to use, except for the benefit of GoDaddy, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of GoDaddy, except under a non-disclosure agreement duly authorized and executed by GoDaddy. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of GoDaddy and its affiliates (“GoDaddy Group”), business strategy, contemplated merger and acquisition activity, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the GoDaddy Group’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the GoDaddy Group on whom you called or with whom you became acquainted during the term of your directorship), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include any information which (i) was publicly known or made generally available prior to the time of disclosure by the GoDaddy Group to you; (ii) becomes publicly known or made generally available after disclosure by the GoDaddy Group to you through no wrongful action or omission by you; or (iii) is or was in your rightful possession, without confidentiality obligations, at the time of disclosure by the GoDaddy Group as shown by your then-contemporaneous written records.
Mark, on behalf of myself and the entire GoDaddy Board, we are truly excited to have you on our team and help us make Go Daddy Go! Our Board and Audit Committee meetings are generally held quarterly at our Scottsdale, AZ offices, although at times the meetings are held in CA and NYC; our next Board meeting is scheduled for Wednesday, March 7 and our next Audit Committee meeting is February 20. Details for both will be forthcoming.
We look forward to receiving your acceptance of this offer, and more importantly, to seeing you soon!
Sincerely,
Nima Jacobs Kelly
EVP, General Counsel & Corporate Secretary

I hereby accept the terms and conditions set forth in this letter.

/s/ Mark Garrett
Mark Garrett

1/22/2018
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